As Filed with the Securities and Exchange Commission on October 16, 2008	Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

EMERSON ELECTRIC CO.

(Exact name of registrant as specified in its charter)

MISSOURI	43-0259330
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

8000 WEST FLORISSANT AVE.

St. Louis, Missouri 63136

(Address, including zip code, of registrant’s principal executive offices)

EMERSON ELECTRIC CO.

RETIREMENT SAVINGS PLAN

(Full title of the Plan)

Timothy G. Westman

Vice President, Associate General Counsel and Assistant Secretary

Emerson Electric Co.

8000 West Florissant Avenue

St. Louis, Missouri 63136

(314) 553-2000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock and Preferred Stock Purchase Rights(2)(4)	1,000,000 shares(3)	$32.67	$32,670,000	$1,283.94
(1)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and the low reported sales prices of a share of Registrant’s Common Stock on October 10, 2008, as reported by The New York Stock Exchange.

(2)

Each share of Common Stock issued, par value $0.50 (the “Common Stock”), also represents one Preferred Stock Purchase Right. Preferred Stock Purchase Rights currently cannot trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional registration fee.

(3)	This Registration Statement also covers such additional shares as may be issued pursuant to anti-dilution provisions.
(4)

Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

This Registration Statement registers additional securities of the same class as other securities for which registration statements filed on this form relating to the same employee benefit plan are effective. Consequently, pursuant to General Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 filed by Emerson Electric Co. and the Emerson Electric Co. Retirement Savings Plan, Registration Nos. 333-118589 and 033-34633, are incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and the Note to the instructions to Part I of Form S-8.

Item 2.     Registrant Information and Employee Plan Annual Information.

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Note to the instructions to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed by Emerson Electric Co. (the “Registrant”) and by the Emerson Electric Co. Retirement Savings Plan (the “Plan”) pursuant to the Securities Exchange Act of 1934 (the “1934 Act”) (File No. 001-00278) are incorporated by reference into this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K which contains audited financial statements for the year ended September 30, 2007;
•	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007, March 31, 2008 and June 30, 2008;
•

The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 14, 2008, February 6, 2008, March 6, 2008, May 8, 2008, August 7, 2008 and, with respect to the information under the heading “Reclassified Historical Financial Results” only, May 20, 2008;

•

The description of Registrant’s Common Stock, which is contained in the Registration Statement on Form 10 as amended under cover of Form 8 filed on January 19, 1981, and amendments to the Restated Articles of Incorporation described and set forth in the Proxy Statement dated December 19, 1985, including any amendments or reports filed for purposes of updating such descriptions;

•

The description of Registrant’s Preferred Stock Purchase Rights which is contained in the Registrant’s 1934 Act Registration Statement on Form 8-A filed on October 6, 1998, including any amendments or reports filed for purposes of updating such descriptions; and

•	The Annual Report of the Emerson Electric Co. Retirement Savings Plan on Form 11-K for the fiscal year ended September, 30, 2007.

All documents subsequently filed by Registrant and by the Emerson Electric Co. Retirement Savings Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.     Description of Securities.

All Securities to be offered are registered under Section 12 of the 1934 Act.

Item 5.     Interests of Named Experts and Counsel.

Timothy G. Westman, Vice President, Associate General Counsel and Assistant Secretary of the Company, has rendered an opinion as to the legality of the Common Stock (and the related Preferred Stock Purchase Rights) being registered hereby. Mr. Westman is paid a salary and bonus by the Company, participates in certain of the

Company’s employee benefit plans, and owns shares of Company Common Stock and options to purchase shares of Company Common Stock.

Item 6.     Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of Sections 351.355 of the Revised Statutes of Missouri and the articles of incorporation and by-laws of the Registrant.

The Registrant is a Missouri corporation. Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 351.355(2) provides that the corporation may indemnify any such person in any threatened, pending or completed action or suit by or in the right of the corporation against expenses, including attorneys’ fees and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any claim, issue or matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent, authorized by the court.

Section 351.355(3) provides that a corporation shall indemnify any such person against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The Registrant has entered into indemnification agreements with the directors of the Registrant and adopted amendments to the bylaws of the Registrant which incorporate indemnity provisions permitted by Section 351.355(7) described above. The agreements and amended bylaws provide that the Registrant will indemnify its directors and officers against all expenses (including attorneys’ fees), judgments, fines and settlement amounts, paid or incurred in any action or proceeding, including any action on behalf of the Registrant, on account of their service as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise when they are serving in such capacities at the request of the Registrant, excepting only cases where (i) the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct, (ii) a final court adjudication shall determine that such indemnification is not lawful, (iii) judgment is rendered against such person for an accounting of profits made from a purchase or sale of securities of the Registrant in violation of Section 16(b) of the Securities Exchange Act of 1934 or of any similar statutory law, (iv) any remuneration paid to such person is adjudicated to have been paid in violation of law or (v) the action is brought by the Registrant, except where it is brought in the right of the Registrant or in connection with an acquisition of the Registrant in a transaction not approved by the Board of Directors by a majority of its continuing directors, which for this purpose means those directors holding office prior to the time of such acquisition or any successors who were approved as successors by the directors holding office prior to the time of such acquisition. Such person shall be indemnified only to the extent that the aggregate of losses to be indemnified exceeds the amount of such losses for which the director or officer is insured pursuant to any directors’ or officers’ liability insurance policy maintained by the Registrant. The bylaws also provide that the Registrant may advance expenses to an employee or agent and shall advance expenses to a director or officer in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of any such person to repay such amount unless it is ultimately determined that any such person is entitled to be indemnified by the Registrant.

Article 10 of the Registrant’s Articles of Incorporation provides that the liability of the Registrant’s directors to the Registrant or any of its shareholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under the Missouri General and Business Corporation Law. Any repeal or modification of Article 10 by the Registrant’s shareholders shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

The Registrant maintains directors’ and officers’ liability insurance.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Reference is made to the Exhibit index. The Registrant hereby undertakes that it will submit or has submitted the Emerson Electric Co. Retirement Savings Plan and any amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS as necessary in order to qualify such plan under Section 401 of the Internal Revenue Code.

Item 9.     Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on this 16th day of October, 2008.

EMERSON ELECTRIC CO.

By:	/s/ Timothy G. Westman
Name: Timothy G. Westman
Title: Vice President, Associate General Counsel and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ D. N. Farr *	Chairman of the Board, Chief Executive Officer, President and Director	October 16, 2008
D. N. Farr
/s/ W. J. Galvin*	Senior Executive Vice President, Chief Financial Officer and Director	October 16, 2008
W. J. Galvin
/s/ R. J. Schlueter*	Vice President and Chief Accounting Officer	October 16, 2008
R. J. Schlueter
/s/ A. A. Busch III*	Director	October 16, 2008
A. A. Busch III
/s/ D. C. Farrell*	Director	October 16, 2008
D. C. Farrell
/s/ C. Fernandez G.*	Director	October 16, 2008
C. Fernandez G.
/s/ A. F. Golden*	Director	October 16, 2008
A. F. Golden

Signature	Title	Date
/s/ H. Green*	Director	October 16, 2008
H. Green
/s/ R. B. Horton*	Director	October 16, 2008
R. B. Horton
/s/ W. R. Johnson*	Director	October 16, 2008
W. R. Johnson
/s/ V. R. Loucks, Jr.*	Director	October 16, 2008
V. R. Loucks, Jr.
/s/ J. B. Menzer*	Director	October 16, 2008
J. B. Menzer
/s/ C. A. Peters*	Director	October 16, 2008
C. A. Peters
/s/ J. W. Prueher*	Director	October 16, 2008
J. W. Prueher
/s/ R. L. Ridgway*	Director	October 16, 2008
R. L. Ridgway
/s/ R. L. Stephenson*	Director	October 16, 2008
R. L. Stephenson
*By: /s/ T.G. Westman		October 16, 2008
T. G. Westman, Attorney-In-Fact Pursuant to Power of Attorney

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on this 16th day of October, 2008.

EMERSON ELECTRIC CO. RETIREMENT SAVINGS PLAN

By:	/s/ Richard J. Schlueter
Richard J. Schlueter, on behalf of the Management Review Committee

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Articles of Incorporation of Emerson Electric Co. (incorporated by reference to Registrant’s Form 10-Q for the quarter ended March 31, 2001, Exhibit 3(a)).
4.2	Bylaws of Emerson Electric Co., as amended through February 5, 2008 (incorporated by reference to Registrant’s Form 10-Q for the quarter ended March 31, 2008, Exhibit 3.1).
4.3

Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock (incorporated by reference herein to Exhibit 3(a)(ii) of Registrant’s Form 10-K for the fiscal year ended September 30, 1998).

4.4

Rights Agreement dated as of November 1, 1998, between Emerson Electric Co. and ChaseMellon Shareholder Services, L.L.C. (now Mellon Investor Services LLC) (incorporated by reference to Registrant’s Form 8-A, dated October 6, 1998, Exhibit 1)

5	Opinion of Timothy G. Westman
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Timothy G. Westman (contained in Exhibit 5)
24	Power of Attorney